NEWS RELEASE

GRAIL Appoints Sarah Krevans to Board of Directors
MENLO PARK, Calif. – Oct. 21, 2024 – GRAIL, Inc. (Nasdaq: GRAL), a healthcare company whose mission is to detect cancer early when it can be cured, today announced the appointment of Sarah Krevans to its Board of Directors, effective immediately. Ms. Krevans will also serve as a member of the Board’s Audit Committee, Compensation Committee, and Nominating and Governance Committee. Following the appointment of Ms. Krevans, the Board will be composed of five directors, four of whom are independent.
Ms. Krevans served as president and CEO of Sutter Health, a Northern California based not-for-profit health system in one of the most diverse and innovative regions in the nation, from 2016 to 2022. She was responsible for Sutter Health’s integrated network of 14,000 clinicians, 24 hospitals, outpatient services, research facilities, and home health and hospice care. Under her leadership, Ms. Krevans advanced clinical programs, innovation, and digital health to make healthcare more accessible for patients.
“Sarah is a highly accomplished healthcare leader with extensive experience in a dynamic and diverse environment,” said Bob Ragusa, CEO of GRAIL. “I am confident that her experience will bring immense value to GRAIL as we move toward establishing a new standard of care for multi-cancer early detection for patients.”
Previously, Ms. Krevans served as chief operating officer, and regional executive officer and president of the Sutter Health Sacramento Sierra Region. She also held executive roles at Kaiser Permanente and served as deputy director of Maine’s Bureau of Medical Services and acting director of Medicaid, health planning and licensure programs. Ms. Krevans’ experience as a board member includes serving on many not-for-profit boards and as Chair of the California Association of Hospitals. She currently serves on the board of the Acacium Group and is the incoming Chair of CaringBridge.
Ms. Krevans earned master’s degrees in business administration and in public health from the University of California, Berkeley, and a bachelor’s degree from Boston University. She has been named as one of the “Top 25 Women Leaders” by Modern Healthcare and included on Modern Healthcare’s list of the “100 Most Influential People in Healthcare.”
About GRAIL
GRAIL is a healthcare company whose mission is to detect cancer early, when it can be cured. GRAIL is focused on alleviating the global burden of cancer by using the power of next-generation sequencing, population-scale clinical studies, and state-of-the-art machine learning, software, and automation to detect and identify multiple deadly cancer types in earlier stages. GRAIL’s targeted methylation-based platform can support the continuum of care for screening and precision oncology, including multi-cancer early detection in symptomatic patients, risk stratification, minimal residual disease detection, biomarker subtyping, treatment and recurrence monitoring. GRAIL is headquartered in Menlo Park, CA with locations in Washington, D.C., North Carolina, and the United Kingdom.
For more information, visit grail.com.

GRAIL Contacts
Corporate Communications
Kristen Davis
Trish Rowland
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Alex Dobbin
Alexis Tosti
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